Release:        August 3, 2017

CP releases 2016 corporate sustainability report

Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) today released its corporate sustainability report outlining the company’s commitment as a responsible operator to long-term value creation and sustainable operations.

“With a network spanning 12,400 miles across North America and running through more than 1,100 communities, we have an obligation to all of our stakeholders to continue to operate in a manner that is socially and environmentally responsible,” said Keith Creel, CP President and Chief Executive Officer. “It is a duty we take seriously as a leader in safe, secure and efficient rail operations.”
Last published in 2014, the report shares progress made since that time and focuses on key topics identified jointly with stakeholders through the Railway Association of Canada and informed by the Global Reporting Initiative (GRI). The report is divided into five categories of importance: safety and security; environmental responsibility; social and economic development; financial viability and customer service; and infrastructure planning and design.

“I am proud to report that CP has made great strides in many key areas, including a 15 percent reduction in greenhouse gas emissions since 2015 and our lowest-ever train accident frequency in 2016, marking our 11th consecutive year of best-in-class safety performance,” said Creel. “This report is a testament to the hard work our people do at every level of the organization to make CP socially responsible and accountable to all of our stakeholders, now and into the future.”

2016 sustainability highlights:

•	Safety and Security: Achieved an 11 percent decline in FRA-reportable employee injuries and a 27 percent decline in FRA-reportable train accidents

•	Environmental Responsibility: Reduced greenhouse gas emissions (GHG) by 15 percent

•	Social and Economic Development: Hosted immigrant professionals through a work experience program and committed approximately $5 million to various community investment initiatives

•
Financial Viability and Customer Service: Improved network performance by lengthening our trains on average by 4 percent, reducing average dwell time by 7 percent and increasing average network speed by 10 percent

•	Infrastructure Planning and Design: Invested $1.2 billion in 2016 in our capital programs, enhancing safety, reliability and operating performance

The full report can be found here.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
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Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
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Maeghan Albiston
403-319-3591
investor@cpr.ca